                                                Filed Pursuant to Rule 424(b)(3)
                                                              File no. 333-87121



                                  PROSPECTUS



                               6,535,144 SHARES

                       THE ASHTON TECHNOLOGY GROUP, INC.

                         COMMON STOCK, $.01 PAR VALUE



     Our common stock and our publicly-traded warrants are listed on The Nasdaq Small Cap Market under the trading symbols, "ASTN" and "ASTNW," respectively.


     For a discussion of certain matters that you should consider in evaluating an investment in these securities, see the "Risk Factors" beginning on page 5.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is November 10, 1999.

                              PROSPECTUS SUMMARY

  This Prospectus relates to the resale by RGC International Investors, LDC ("RGC International") of an indeterminate number of shares of our common stock, par value $.01 per share, initially 5,935,144 shares, which is 200% of the estimated number of shares that may be acquired by them upon conversion of 20,000 shares of Series F Convertible Preferred Stock which they acquired from us. We will not receive any proceeds from the resale of our common stock by RGC International.

  This Prospectus also relates to the resale of an indeterminate number of shares of our common stock, initially 400,000, which is 200% of the estimated number of shares that may be acquired and resold by RGC International upon the exercise of the Stock Purchase Warrant that RGC International acquired from us.

  This Prospectus also relates to the resale of an aggregate of 200,000 shares of our common stock, of which 100,000 shares each may be acquired and resold by TK Holdings, Inc. and Mark Valentine, respectively (together, the "Canadian Investors") upon the exercise of Series T Warrants that the Canadian Investors acquired from us.

  While we will receive proceeds from the exercise of the Stock Purchase Warrant and Series T Warrants, we will not receive proceeds from the resale of our common stock issued to RGC International and the Canadian Investors upon the exercise of the Stock Purchase Warrant and the Series T Warrants, respectively.

  Our common stock involves a high degree of risk. If you want to invest in our common stock, you should read this prospectus carefully, especially the section titled "Risk Factors" beginning on page 5.

                               COMPANY OVERVIEW

  We are primarily engaged in the development and commercialization of online transaction systems for participants in the U.S. and international financial markets. We were founded in 1994 to take advantage of commercial opportunities through the application of advanced telecommunication and computing technologies to the area of electronic commerce. Currently, we are organized as a parent company with four subsidiaries. The subsidiaries are:

  1.   Universal Trading Technologies Corporation

  2.   Gomez Advisors, Inc.

  3.   Electronic Market Center, Inc.

  4.   ATG(TM) International, Inc.

  References herein to "us", "our", "we", the "Company" or "Ashton" include Ashton and its subsidiaries, unless the context indicates otherwise. We maintain our principal offices at 1900 Market Street, Suite 701, Philadelphia, PA 19103. Our telephone number at that address is (215) 751-1900.

Universal Trading Technologies Corporation

     UTTC markets and operates electronic pricing and transactional systems for securities trading markets. UTTC's target customers are exchanges, institutions, money managers, broker-dealers and other members of the professional investment community. We believe these professional investors would benefit from UTTC's proprietary technologies and pricing mechanisms, which are expected to allow them to trade efficiently and cost effectively in a password-protected encrypted electronic trading environment. UTTC has developed the Volume Weighted Average Price(TM) ("VWAP(TM)") Trading System ("VTS"), an electronic securities pricing and transaction system for trading exchange-listed and Nasdaq Stock Market securities.

  In 1995, UTTC entered into an agreement with the Philadelphia Stock Exchange, or the PHLX, to deploy VTS as a facility of the PHLX, for a term of five years commencing from the date VTS becomes operational. Operation of the system was contingent upon approval by the SEC of a rule proposal filed by the PHLX. On March 24, 1999, the SEC approved this rule proposal. On August 27, 1999, the VTS became operational on the PHLX.

  At the request of regulatory bodies, we agreed to operate VTS through REB Securities, Inc. as a facility of the PHLX. REB is a wholly owned broker-dealer subsidiary of UTTC. REB was admitted to membership on the PHLX in April 1999 upon its acquisition of a seat on the PHLX.

  NextExchange is a wholly owned subsidiary of UTTC that was created to commercialize recent rules regarding non-mutualized, "for-profit" securities exchanges. NextExchange intends to register with the SEC as a fully electronic national securities exchange. NextExchange will be designed to trade equities, options and other derivative securities. We are currently determining the funding required to design, develop and begin operating NextExchange.

  Croix Securities, Inc. is a wholly owned subsidiary of UTTC. We have applied to the National Association of Securities Dealers ("NASD") to operate Croix as a registered broker-dealer. We initially expect to operate Croix as an introducing broker on behalf of institutions trading through VTS. Through Croix, we also plan to develop research and analytical products for banks, broker-dealers, insurance companies and other financial intermediaries.

Gomez Advisors, Inc.

  We formed GA in May 1997 in conjunction with Julio Gomez, John Robb, and Dr. Alexander Stein. GA helps customers and businesses transact business online. GA delivers, via the Internet, interactive content and tools that provide decision support for customers and businesses to engage more efficiently in e-commerce. GA's consumer-focused products and services provide e-commerce consumers with unique research and data services to assist them in all aspects of the e-commerce purchasing decision through its web site at www.gomez.com. GA generates advertising and sponsorship revenues, and transaction-based fees for leads generated or transactions initiated through gomez.com. GA has built on its consumer-based e-commerce expertise to offer e-commerce business services through its Gomez Pro web site. GA generates subscription revenues from businesses for gaining access to the Gomez Pro web site and it charges additional fees to subscribe to its advanced data services and tools. GA also generates listing fees and sponsorship revenues through its business-to-business services.

  Prior to January 22, 1999, GA operated as our wholly owned subsidiary. Upon GA's formation in May 1997, we paid $25,000 to GA as consideration for 1,000 shares of GA common stock and also agreed to provide advances to fund GA's operations in the amount of $1,475,000.

  On January 22, 1999, we had fully funded our commitment to GA, and we entered into an exchange agreement with Julio Gomez, John Robb, Alexander Stein, and certain members of our management. Additionally, on April 24, 1999, GA completed a private placement of 1,100,000 shares of its Series B preferred stock for $5,500,000. As a result of the exchange agreement and the private placement, Julio Gomez, John Robb, and Alexander Stein now own 21.6% of GA's equity securities while we and certain members of our management own an aggregate of 67.1% of GA's equity securities, assuming conversion of GA's preferred stock.

Electronic Market Center, Inc.

  EMC is a wholly owned subsidiary that is expected to operate and market our to-be-developed open finance system, the Electronic Market Center, or eMC. We are designing eMC for interactive market access by member users and to provide a global electronic distribution channel for all types of financial products and services. While we have designed the specifications for the eMC, and have developed a business plan for its operation, there can be no assurance that we will be able to fully finance its development or to actually develop such a finance system. See "Risk Factors."

ATG(TM) International, Inc.

  ATG International is a wholly owned subsidiary that was created to market and license our products and services abroad. The international markets represent potentially significant growth for the application of our technology and skills. In November 1997, we entered into a strategic initiative with Tianjin New Hong Chen Technology & Trading Company to introduce Ashton's online trading technology and systems to the financial markets in China. In June 1999, we entered into a letter of intent to create a joint venture company with eTK, a wholly owned subsidiary of Thomson Kernaghan & Co., Ltd., a Canadian investment dealer, to market VTS in Canada. There can be no assurance that we will be able to market and license our products and services abroad in accordance with either of these arrangements or otherwise. See "Risk Factors".

                        ------------------------------

  Except for GA, all of the subsidiaries described above are in the development stage and are subject to significant risks associated with development stage businesses. Until August 27, 1999, when VTS became operational on the PHLX, all of our revenues were generated by GA.

  This summary is qualified in its entirety by the more detailed information appearing in other places in this prospectus and in documents we incorporate by reference into this prospectus. Unless we indicate otherwise, all information with regard to our capital stock in this prospectus, including share and per share information, assumes that our outstanding options and warrants have not been exercised.

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risk factors in evaluating an investment in our securities. If any of the following risks actually occur, our financial performance or business outlook could be adversely affected, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to Our Company

  We have a limited operating history and a large accumulated deficit

  We have never realized any operating profit and have generated a significant accumulated deficit as a result of our reported losses. We were founded in 1994 as a development stage company with no operating history. Other than revenues from a subsidiary which we sold in November 1997, our only source of meaningful revenue has been GA, which was formed on May 22, 1997. Due to a financial restructuring of GA in January 1999, and a private placement of GA's securities in April 1999, our equity interest in GA has decreased from 100% to approximately 50.4% assuming conversion of GA's preferred stock. Our revenue for the fiscal year ended March 31, 1999 was $1.4 million.

  We will need additional financing

  In connection with the private placement of our Series F Preferred and Stock Purchase Warrant completed in August 1999 with RGC International, we have obtained proceeds of $20 million, which should provide sufficient working capital for the next four fiscal quarters.

  Our current plans for full-scale development of NextExchange and eMC will require funding in excess of the $20 million obtained from the sale of the Series F Preferred and the Stock Purchase Warrant. Such additional financing may not be available on attractive terms or at all. Such financing may take the form of redemption of our publicly traded warrants, spin-offs, joint ventures, equity offerings or other collaborative relationships, which may require us to share ownership and revenue. These financing strategies could impose operating restrictions on us or be dilutive to holders of our common stock. This projection is a forward-looking statement and our actual methods of financing could differ materially from those anticipated.

  Future conversion of our preferred stock may result in dilution.

  We have two classes of preferred stock outstanding, Series B and Series F Preferred Stock. The conversion of these classes of our preferred stock may result in substantial dilution to the percentage ownership of current stockholders. The conversion formula for the Series B Preferred Stock is fixed. The conversion formula for the Series F Preferred is not fixed, and will fluctuate with the market price of our common stock.

  The shares of common stock underlying the Series B Preferred are not registered and may be sold only if registered under the Securities Act or sold in accordance with an exemption from registration, such as Rule 144. However, holders of 67% of the Series B Preferred are entitled to demand registration of the shares of common stock underlying their convertible preferred shares on one occasion after February 18, 1998. To date, such holders have not demanded registration of the common stock.

  The Shares of common stock underlying the Series F Preferred, as well as the shares of common stock underlying the Stock Purchase Warrant, are being registered by means of this registration statement.

  We do not expect to pay common stock dividends

  We have not paid or declared any cash dividends upon our common stock since our inception. We do not presently intend to pay cash dividends on our common stock. Our Board of Directors has discretion to pay cash dividends on our common stock and on our Series B Preferred Stock. While there are no contractual limitations on our ability to pay cash dividends on our common stock, based on our present financial status and contemplated future financial requirements, we do not anticipate declaring any cash dividends on the common stock. In determining whether to pay dividends, the Board of Directors considers many factors, including our earnings, capital requirements and financial condition. The effect of our election not to pay dividends will help ensure that all of our resources will be reinvested in the Company. However, you will not receive payment of any dividends in the foreseeable future and the return on your investment may be lower than anticipated.

Risks Related to Our Management

  We depend on key employees

  Our future success depends upon the continued service of certain of our executive officers and key technology personnel. If we lost the services of one or more of our key employees it could have a material adverse effect on our business. In particular, the services of Fredric W. Rittereiser, Fred S.Weingard, Arthur J. Bacci, and William W. Uchimoto, would be difficult to replace. Our subsidiary, GA, is dependent upon the services of Julio Gomez, Dr.
Alexander Stein and John Robb.   We have entered into multi-year employment
agreements with Messrs. Weingard, Bacci, Gomez, Stein, Robb and certain other officers. We have obtained "key-man" life insurance on each of these individuals. We further believe our future success will depend upon our ability to attract and retain additional highly skilled technical, managerial, sales and marketing personnel. Competition for such personnel in the information technology development industry is intense. If we are unable to attract and retain such personnel, it could have a material adverse effect on our business, operating results, and consolidated financial operations.

  Our directors and officers may be able to exert control

  Because our Certificate of Incorporation provides no cumulative voting rights, our directors and officers, acting together, are in a position to exert significant influence on the election of the members of the Board of Directors of Ashton and each of its subsidiaries and on most corporate actions, as well as any actions requiring the approval of stockholders, such as mergers and acquisitions. Our directors and officers beneficially own approximately 3.5% of the outstanding shares of our common stock. In addition, directors and officers have been granted options to purchase our common stock, many of which vested on July 15, 1999. Should all these options be exercised and converted into common stock, the directors and officers would own 18.9% of the outstanding shares of common stock.

Risks Related to Our Products

  Government regulation impacts many of our business strategies

  UTTC, REB, Croix and NextExchange are subject to various regulations of the SEC, certain states, the PHLX, and other self-regulatory organizations such as the NASD, which are charged with protecting the interests of the investing public and the integrity of the securities markets. The regulatory areas governed by each of these regulatory bodies are subject to change and the timing of any changes could impact our ability to launch new products.

  Any failure to comply with the rules or regulations established by the SEC, NASD, PHLX, self-regulatory entities or the states may also subject us to suspension or penalties that could have a material adverse effect on our business, operating results, and consolidated financial operations.

  Our revenues will be subject to trading volume and could fluctuate significantly

  Our future revenues from UTTC will depend on the volume of securities traded on our systems. Variations in transaction volume could result in significant volatility in operating results. National and international economic and political conditions and broad trends may affect securities trading volumes. Acceptance of our products by financial market participants is necessary to generate sufficient trading volumes. Any one or all of these factors could result in lower share volumes offered through VTS and could adversely impact our results of operations once VTS becomes fully operational.

  We will be dependent on the continued growth of the market for VTS

  The success of VTS is heavily dependent upon the acceptance of the product by institutional investors. Failure to obtain such acceptance could result in lower volumes and a lack of liquidity on VTS. Market and customer acceptance of VTS will depend upon, among other things, VTS's operational performance. In addition, VTS's institutional customers may discontinue use of VTS at any time. While we continue to solicit customers to use VTS, there can be no assurance that we will attract a sufficient number of customers to VTS.

  We may be exposed to risks of software "bugs," errors and malfunctions

  Complex software such as ours often contains undetected errors, defects or imperfections (often referred to as "bugs"). Despite rigorous testing, the software used in our products could still be subject to various risks associated with systems errors, malfunctions and employee errors. These bugs could result in service interruptions. In addition, because our products often work with software developed by others, including customers, bugs in others' software could damage the marketability and reputation of our products. Given the competitive environment for electronic equity trading execution, investors could elect to use our competitors' products on a temporary or permanent basis to complete their trades. Prolonged service interruptions resulting from natural disasters could also result in decreased trading volumes and the loss of customers.

  We may be exposed to year 2000 risks

  Computer systems and/or software products used by many companies may need to be upgraded to comply with the problems associated with the year 2000. Many currently installed computer systems and software products are designed to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates.

  We believe none of the applications we have developed or the critical internal systems and equipment used by us present Y2K issues. However, our systems interact electronically and operationally with software, hardware and equipment outside of our control. We also depend on third parties for services such as telecommunications. We are currently evaluating the public disclosures made by our key vendors. However, we are not independently verifying the Y2K compliance of these vendors. If a substantial number of our vendors are not Y2K compliant, this could adversely affect our business and results of operations. Y2K compliance issues could also cause a significant number of companies, including our potential customers, to experience problems that impact us.

  We cannot assure you that we will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems. If it should come to our attention that certain of our services or systems need modification, or certain of our third-party hardware and software is not year 2000 compliant, then we will seek modifications to our services, systems and hardware and software on a timely basis. This year 2000 risk disclosure is a forward looking statement. There can be no assurance that we will be able to modify our services, systems, hardware and software on a timely basis, if at all.

  We may be exposed to risks of intellectual property infringement

  We regard our products and the research and development that went into developing them as our property. Unauthorized third parties could copy or reverse engineer certain portions of our products or obtain or use information that we regard as proprietary. Nondisclosure and other contractual arrangements used to protect our proprietary rights could be breached and we may not have adequate remedies for any breach. We cannot be sure the actions we have undertaken or are contemplating will be adequate to deter misappropriation of proprietary information or enable us to detect unauthorized use of proprietary information. If faced with these situations we may not be able to afford the high cost required to enforce intellectual property rights or we may not have adequate remedies for any breach.

  In addition, our trade secrets could become known to or be independently developed by our competitors. While our competitive position may be adversely affected by the unauthorized use of our proprietary information, we believe the ability to protect fully our intellectual property is less significant to our success than other factors, such as the knowledge, ability and experience of our employees and our ongoing product development and customer support activities.

  We rely primarily on a combination of trademark and trade secret protection, employee and third party confidentiality and non-disclosure agreements, license agreements, and other intellectual property protection methods to protect these property rights. However, we do not currently hold any material patents in nor have we filed for copyright protection relating to current product lines. We are currently considering whether to patent or copyright certain aspects of our product line, including the method for pricing securities traded on the VWAP system.

  Although we believe our services and products do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert infringement claims against us in the future. Any such assertions by third parties could result in costly litigation, in which we may not prevail. Also, in such event, we may be unable to license any patents or other intellectual property rights from third parties on commercially reasonable terms, if at all. Litigation, regardless of its outcome, could also result in substantial cost and diversion of our resources. Any infringement claims or other litigation against us could materially impact our business, operating results, and consolidated financial condition.


Risks Related to Our Industry

  Our industry is highly competitive

  With the SEC's approval of new regulations governing ATSs, there are now lower barriers to entering the securities trading markets by alternative trading systems. The regulatory and operating environment for these entities has been undergoing significant changes. We could face increased competition should traditional securities exchanges take steps to retain transaction volume or to compete with VTS by establishing similar trading systems. We could also face intense competition from other alternative trading systems that seek to take advantage of the new SEC regulations.

  Our products compete with other electronic trading systems, including Instinet Corporation's Instinet system, Investment Technology Group Inc.'s POSIT system, and OptiMark Technologies, Inc.'s OptiMark system. We also compete with other companies that develop proprietary electronic trading systems. We believe that the key competitive criteria include quality of trade execution, pricing, and reliability of trade processing and settlement operations. Although we feel VTS will offer improved trading performance, trading flexibility and commercial benefits, there is no assurance that the VTS will be accepted by an extended customer base. Nor can we be sure our products will be able to address adequately the competitive criteria in a manner that results in a competitive advantage. We also compete with various national, regional and foreign securities exchanges for trade execution services.

  GA competes in the market for e-commerce research products with Jupiter Communications, Forrester Research, Inc., Media Metric, Inc., Gartner Group, Inc., and Keynote Systems, Inc. and evaluation services and publications, such as, Dow Jones, Barrons and Smart Money. Indirect competitors include the
               -------     -----------
internal planning and marketing staffs of GA's current and prospective clients as well as other information providers, such as electronic and print publishing companies, survey-based general market research firms and general business consulting firms. GA also competes directly and indirectly for online advertising and sponsorship revenues with established search engines, such as Yahoo, Excite and Lycos, and other web sites, especially sites that provide e-commerce information, such as bizrate, Comparate and gotonet.

  There are relatively few barriers to entry into GA's market and new competitors could seek to compete against GA in one or more market segments. These competitors may have substantially longer operating histories, brand recognition, larger customer and user bases and significantly greater financial, technical and marketing resources than GA. There can be no assurance that GA will be able to compete successfully against existing or new competitors.

  Our automated trade execution and analytical services, including eMC will also compete with services offered by leading brokerage firms and other information service and transaction processing firms. Many of our competitors have substantially greater financial, research, development and other resources than we and many of their products have substantial operating histories. While we believe our products, when operational, will offer certain competitive advantages, our ability to maintain these advantages will require continued investment in the development of additional marketing activities and customer support services. We may be unable to marshal sufficient resources to continue to make this investment while our competitors may continue to devote significantly more resources to competing services.

  Our markets will undergo rapid changes in technology

  The technologies underlying our products and services are subject to rapid evolution and change. Our future success depends upon our ability to respond quickly and successfully to technological advances by developing and introducing new and improved products and services. We may not be able to respond to such advances. Competitors, including those with greater financial and other resources, could also succeed in developing technologies, products, or services that could be superior to ours.

  The impact of extended trading hours

  The national stock exchanges, including The Nasdaq Stock Market, are considering whether to extend their trading hours for several hours beyond the current close of the market at 4:00 p.m. Eastern Standard Time. No one can predict what effect, if any, the extension of trading hours will have on electronic trading systems designed to operate during the previous standard trading day. We may have to redesign certain aspects of VTS to accommodate a larger trading day and, if the cost to do so will be material, this may have a material adverse impact on our financial operations and performance.


                                USE OF PROCEEDS

  We will not receive any proceeds from the resale of the common stock by RGC International or the Canadian Investors, and we are paying all expenses in connection with this registration statement. We are registering these shares of common stock to fulfill our contractual obligations to RGC International and the Canadian Investors. Some of the shares of common stock are issuable in the future upon the exercise of the outstanding Stock Purchase Warrant and the Series T Warrants. We will receive proceeds from the exercise of the Stock Purchase Warrant and the Series T Warrants, however, we will not receive any proceeds from the resale of the common stock issuable upon the exercise of the Stock Purchase Warrant or the Series T Warrants.

                             SELLING STOCKHOLDERS

     Based on information provided to us by RGC International and the Canadian Investors, the table below sets forth information with respect to our common stock beneficially owned by RGC International and the Canadian Investors as of the date of this prospectus. As RGC International and the Canadian Investors can offer all, some or none of their shares of our common stock, no definitive estimate can be made as to the number of shares RGC International or the Canadian Investors will hold after this offering. Therefore, we have prepared the table below on the assumption that all shares offered under this prospectus will be sold by RGC International and the Canadian Investors. To our knowledge, each of RGC International and the Canadian Investors has sole voting and investment power over the shares of our common stock listed in the table below as being owned by each of them. In addition, to our knowledge, RGC International and the Canadian Investors have not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.


                     Beneficial Ownership         Number of shares              Beneficial Ownership
                        of Common Stock              to be sold                   of Common Stock
                     Prior to the Offering      under this Prospectus            After the Offering
                     ---------------------      ---------------------            ------------------

                           Number                                              Number        Percent
Name                       of Shares                                           of Shares     of Class
----                       ---------                                           ---------     --------
RGC International          6,335,144                    6,335,144                 0             0
Investors

TK Holdings, Inc.            100,000                      100,000                 0             0

Mark Valentine               100,000                      100,000                 0             0

RGC International

     The number of shares set forth in the table for RGC International is an aggregate total of 6,335,144. The aggregate total consists of an estimated 5,935,144 shares, which is 200% of the number of shares of common stock issuable upon conversion of 20,000 shares of Series F Preferred Stock (based on a conversion price of $8.357 which is 100% of the average of the five lowest closing bid prices of the common stock reported on the Nasdaq SmallCap market for the twenty-two (22) trading days ended September 10, 1999) and 400,000 shares, which is 200% of the number of shares of common stock issuable upon exercise of the Stock Purchase Warrant (which grants RGC International the right to purchase initially 200,000 shares of common stock at an exercise price of $12.2579 per share). The conversion price of the Series F Preferred Stock will fluctuate with the market price of the common stock, and the exercise price of the Stock Purchase Warrant will vary in accordance with the anti-dilution provisions of the Stock Purchase Warrant. The Series F Preferred and the Stock Purchase Warrant contain provisions which limit the number of shares of common stock into which the Series F Preferred is convertible and the Stock Purchase Warrant is exercisable. Under these provisions, the number of shares of common stock into which the Series F Preferred is converted and the Stock Purchase Warrant is exercised on any given date (together with any additional shares of common stock held by RGC International) will not result in beneficial ownership by RGC International of more than 4.9% of our then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International exceeds the number of shares of common stock that RGC International could own beneficially at any given time through their ownership of the Series F Preferred Stock and the Stock Purchase Warrant. In that regard, the beneficial ownership of the common stock by RGC International set forth in the table is not determined in accordance with Rule 13(d)-3 under the Exchange Act.

The Canadian Investors

     On June 4, 1999, our subsidiary UTTC completed a private placement to the Canadian Investors of its Series TK Convertible Preferred Stock for gross proceeds in the amount of $2,000,000. In connection with that private placement, we offered the Canadian Investors our Series T Warrants that are subject to this prospectus and Series K Warrants, both of which are exercisable into shares of our common stock. The Series K Warrants may be issued to the Canadian Investors upon the achievement by the joint venture of certain milestones in the future. The investors in the private placement were TK Holdings, Inc., an affiliate of Thomson Kernaghan & Co., Ltd., a Canadian investment dealer, and Mark Valentine, a private Canadian investor.

     The primary purpose of the UTTC private placement is to fund a joint venture, ATG-Canada. The goal of this Canada-based subsidiary of our company is to co-develop, co-market and introduce alternative trading systems for seamless use by U.S. and Canadian institutions as well as other financial intermediaries as broker-dealers and banks.

     The Series T Warrants shall vest in quarterly installments of 25,000 shares beginning on June 4, 2000 and thereafter on the last business day of each complete calendar quarter. Upon the written demand of the Company, any remaining portion of the Series T Warrants shall vest immediately and be exercised on the first business day following the twentieth consecutive business day on which the closing stock price of our common stock on the Nasdaq SmallCap Market or other market on which our common stock is listed for trading, exceeds $15.00 per share. In the event the Company is sold, or merged in a transaction involving cash, the Canadian Investors shall have thirty days in which to exercise the Series T Warrants. In the event the Company effects a sale or merger for consideration other than cash, the Canadian Investors shall have the right to exercise the Series T Warrants for common stock. The Series T Warrants shall terminate on or before June 4, 2002.

                  PLAN OF DISTRIBUTION FOR RGC INTERNATIONAL

     This Prospectus relates to the resale by RGC International of an indeterminate number of shares of our common stock, par value $.01 per share, initially 6,335,144 shares, which is 200% of the estimated number of shares that may be acquired by them upon conversion of shares of Series F Convertible Preferred Stock and exercise of the Stock Purchase Warrant which they acquired from us. The registration of the shares of common stock does not necessarily mean that any of the shares will be offered or sold by RGC International under this prospectus.

     RGC International and its pledgees, donees, transferees or other successors in interest may offer its shares at various times in one or more of the following transactions:

     . a block trade on the Nasdaq SmallCap Market or other market on which the common stock may be trading in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits a purchaser;

     . privately negotiated face-to-face transactions between RGC International and purchasers without a broker-dealer;

     .    through the writing of options or short sales; and

     .    any combination of the above.

     The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price, a negotiated price or such other prices as RGC International determines from time to time.

     RGC International may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for RGC International will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that RGC International will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to or sold by RGC International. RGC International and any brokers, dealers or agents effecting the sale of any of the shares may be deemed to be "underwriters" under the Securities Act.

     In addition, any securities covered by this prospectus may also be sold under Rule 144 rather than pursuant to this prospectus. RGC International has the sole discretion not to accept any offer to purchase shares or make any sale of shares if it concludes the purchase price is inadequate.

     RGC International, alternatively, may sell the shares offered under this prospectus through an underwriter. RGC International has not entered into any agreement with a prospective underwriter, however, RGC International may enter into this type of agreement. If RGC International does enter into this type of agreement, we will supplement or revise this prospectus.

     Upon being notified by RGC International that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

     .    the name of each broker or dealer;

     .    the number of shares involved;

     .    the price at which the shares were or will be sold;

     . the commissions paid or to be paid, or discounts or concessions allowed or to be allowed to the broker(s) or dealer(s), where applicable;

     . that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     .    other facts material to the transaction.

     RGC International and any other persons participating in the sale or distribution of the shares of common stock will be subject to the relevant provisions of the Exchange Act, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of any of the shares by RGC International or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions and exemptions.

     We will indemnify RGC International, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or we will contribute to payments RGC International or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

     We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisers to RGC International. RGC International will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares utilizing the services of a broker-dealer.

                  PLAN OF DISTRIBUTION FOR CANADIAN INVESTORS

     The 200,000 shares of common stock being offered by the Canadian Investors or their respective pledgees, donees, transferees or other successors in interest, may be sold in one or more transactions on the Nasdaq SmallCap Market or any other market on which our common stock may trade. These may involve block transactions. The shares of common stock may also be sold in privately-negotiated transactions, through the writing of options on the shares, through short sales or any combination of these methods. The sale price to the public may be the market price prevailing at the time of sale, a price relating to the prevailing market price, or such other price as the Canadian Investors may determine from time to time. The shares may also be sold in transactions exempt from registration with the Securities and Exchange Commission pursuant to Section 4(1) of the Securities Act and Rule 144 thereunder.

     The Canadian Investors or their respective pledgees, donees, transferees or other successors in interest may also sell the shares of common stock directly to market makers acting as principals and/or broker/dealers acting as agents for themselves or their customers. Broker/dealers acting as agents for the Canadian Investors will receive customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. One or both of the Canadian Investors may attempt to sell shares of common stock in block transactions at a price per share which may be below the market price at that time. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the Canadian Investors. The Canadian Investors and any brokers, dealers, or agents, when selling any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under those statutes.

     The Canadian Investors and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations under that statute, which may limit the timing of purchases and sales of any such person. This may affect the marketability of the shares of common stock. We have agreed to indemnify the Canadian Investors against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Canadian Investors or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect of certain liabilities under the Securities Act. We are bearing all costs relating to the registration of the Canadian Investors' shares, other than fees and expenses, if any, of counsel or other advisors to the Canadian Investors. The Canadian Investors will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of their shares.

                         DESCRIPTION OF CAPITAL STOCK

     As of September 10, 1999, the authorized capital stock of the Company consisted of 60,000,000 shares of common stock, par value $.01 per share, of which 24,836,233 were issued and outstanding, and 3,000,000 shares of Preferred Stock, of which 165,200 were issued and outstanding.

Common Stock

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive such dividends, if any, that are declared by the Board of Directors.
The common stock has no other rights attached to it and there are no preemptive or sinking fund provisions applicable to the common stock. All of the shares of common stock offered by the Company by this prospectus will, when issued, be fully paid and non-assessable. If we issue any additional shares of common stock, your rights as holders of common stock could be affected, your proportionate ownership interest in the Company could be diluted and the value of your common stock could be reduced.

Preferred Stock

     We are authorized to issue up to 3,000,000 shares of Preferred Stock. We have already issued the following six series:

     .    251,844 shares of Series A Convertible PIK Preferred Stock;

     .    592,500 shares of Series B Convertible Preferred Stock;

     .    105,000 shares of Series C Convertible Preferred Stock;

     .    3.15 shares of Series D Convertible Preferred Stock;

     .    2.1 shares of Series E Convertible Preferred Stock; and

     .    20,000 shares of Series F Convertible Preferred Stock.

     All of the Series A, C, D and E Convertible Preferred Stock have already been converted and retired by us. We may issue further series of Preferred Stock. Our Board of Directors will determine the terms of any future series without input from our stockholders. The terms of any issuance of Preferred Stock may include voting rights (including the right to vote as a series on particular matters) which could be superior to those of the shares of common stock, may have preferences over the shares of common stock as to dividends and distributions in liquidation, conversion and redemption rights (including the right to convert into shares of common stock) and sinking fund provisions. If we issue additional Preferred Stock, your rights as holders of common stock could be affected, your proportionate ownership interest in the Company could be diluted and the value of your common stock could be reduced.

Public Warrants

     We have registered an aggregate of 3,232,500 publicly tradable warrants. The holders of each of these warrants is entitled, upon payment of the exercise price of $5.85, to purchase one share of common stock. Unless previously redeemed, the warrants are exercisable at any time during the five-year period ending May 2, 2002, provided that a current prospectus relating to the underlying common stock is in effect and the shares are qualified for sale or exempt from qualification under applicable securities laws.

     Commencing May 2, 1997, the warrants may be redeemed by the Company at a price of $.25 per warrant, if the trading price for the common stock on The Nasdaq SmallCap Market is equal to or exceeds $6.75 per share for twenty (20) consecutive trading days. We must give each warrant holder thirty (30) days notice if we intend to redeem any or all of the warrants. If we give notice of our intention to redeem any of the warrants, the warrant holders' right to exercise their warrants will be forfeited unless they exercise their warrants prior to the date on the notice of redemption. The decision to redeem the warrants is at the discretion of the Board of Directors.

Anti-Takeover Provisions

     We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the Company approves the business combination in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Our Bylaws provide that (i) the authorized number of directors may be changed only by resolution of the Board of Directors, and (ii) directors can only be removed with or without cause by a majority vote of the stockholders. Our Bylaws also provide that the Board of Directors be notified not less than 60 and not more than 90 days prior to any stockholders' meeting or any stockholder proposals or nominations of directors by the stockholders. These provisions could delay, deter, or prevent a change in control of the Company or depress the market price of common stock or discourage hostile bids in which stockholders of the Company could receive a premium for their shares of common stock.

                                INDEMNIFICATION

     The Delaware General Corporation Law allows us to indemnify our directors and officers in terms sufficiently broad to indemnify such persons for liabilities arising under the Securities Act. We have a directors and officers liability insurance policy that, under certain circumstances, could serve to indemnify our directors and officers against liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  Our common stock and public warrants are listed on The Nasdaq SmallCap Market, a subsidiary of the National Association of Securities Dealers, Inc., or NASD. Our filings may be inspected and copied at the NASD's offices at 1735 K Street, N.W., Washington, DC 20006-1500.

  We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act. The Registration Statement, together with all amendments and exhibits, updates the information contained in the prospectus used in our IPO. This prospectus does not contain all the information set forth in the Registration Statement. The Registration Statement omits certain information in accordance with the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete. We refer you to the Registration Statement and to the exhibits and amendments filed with it for further information. Copies of these documents may be obtained from the Commission upon payment of the prescribed fee.

                         TRANSFER AGENT AND REGISTRAR

  StockTrans, Inc., Ardmore, Pennsylvania, is the transfer agent and registrar for the Company's common stock and public warrants.

                                 LEGAL MATTERS

  Ballard Spahr Andrews & Ingersoll, LLP has passed upon certain legal matters with respect to the validity of the shares of common stock offered by this prospectus.

                                    EXPERTS

  Goldstein Golub Kessler LLP, or GGK, New York, New York, has audited the consolidated financial statements of the Company and subsidiaries for the two fiscal years ended March 31, 1998 and March 31, 1999 incorporated by reference in this prospectus and Registration Statement. The Company has relied on GGK's report in incorporating these financial statements given GGK's expertise in accounting and auditing.

            IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus:

     . our Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 1999 and on Form 10-QSB for the fiscal quarters ended December 31, 1998, September 30,

          1998, as amended, June 30, 1998, December 31, 1997, as amended, and September 30, 1997;

     . our Current Reports on Form 8-K dated August 24, 1999, March 31, 1999, December 10, 1998, September 1, 1998, April 9, 1998, January 27, 1998,
          November 12, 1997, and November 6, 1997;

     .    our Proxy Statements dated July 19, 1999, July 27, 1998 and May 8,
          1998;

     . our Annual Reports on Form 10-KSB for the fiscal years ended March 31, 1999, March 31, 1998 and March 31, 1997;

     .    our prospectuses dated June 4, 1999 and August 11, 1998.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     The Ashton Technology Group, Inc.
     1900 Market Street, Suite 701
     Philadelphia, PA 19103
     Attn:  Chief Financial Officer
     (215) 751-1900.


                          FORWARD-LOOKING STATEMENTS

  Certain statements in this prospectus may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. A forward-looking statement involves known and unknown risks, uncertainties and other important factors that could cause our actual financial performance or achievements to differ materially from our future financial performance or achievements expressed or implied by such forward-looking statements.

  The risks, uncertainties, and other important factors that could affect us include, among others:

     .    our dependence on our arrangements with the Philadelphia Stock
          Exchange;

     .    our dependence on proprietary technology;

     . the risks of technological change and the increased cost of technology;

     .    trends in the electronic commerce industry and the Internet;

     .    our ability to develop markets;

     .    changes in our business strategy or development plans;

     .    the acceptance of our products;

     .    the availability, terms and deployment of capital;

     .    the availability of qualified personnel;

     .    changes in government regulation;

     .    general economic and business conditions;

     .    and other factors discussed in this prospectus.

  Such forward-looking statements speak only as of the date of this prospectus. For discussion of the factors that might cause our performance to differ from actual results, see the discussion of "Risk Factors" beginning on page 5. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard to such statement or any change in events, conditions, or circumstances on which any forward-looking statement is based.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. If any person makes a representation or gives any information other than those contained in this prospectus, you should not rely on it as having been authorized by the Company. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares offered by this prospectus. This prospectus does not constitute an offer or solicitation to any person in any state where such an offer or solicitation would be unlawful. If you receive this prospectus or purchase any of the common stock offered by this prospectus, you should not assume that the information contained in this prospectus is correct as of any date after the date written on this prospectus.

TABLE OF CONTENTS

                                              PAGE
                                              ----

Prospectus Summary...........................   2
Company Overview.............................   2
Risk Factors.................................   5
Use of Proceeds..............................  10
Selling Stockholders.........................  11
Plan of Distribution for RGC International...  12
Plan of Distribution for Canadian Investors..  14
Description of Capital Stock.................  15
Indemnification..............................  17
Where You Can Find More Information..........  17
Transfer Agent and Registrar.................  18
Legal Matters................................  18
Experts......................................  18
Important Information Incorporated
 Into this Prospectus........................  18
Forward-Looking Statements...................  19


                                   6,535,144


                                    Shares

                                 Common Stock





                             THE ASHTON TECHNOLOGY
                                  GROUP, INC.



                                 _____________

                                   PROSPECTUS
                                 _____________



                               November 10, 1999